Exhibit 10.3 Security Agreement between eVision USA.Com, Inc. and Online Credit Limited dated June 27, 2001

SECURITY AGREEMENT

        This SECURITY AGREEMENT is made June 27, 2001, by and between eVision USA.Com, Inc., 1888 Sherman St, Suite 500, Denver, Colorado, 80203 ("eVision") and Online Credit Limited of 2601 Island Place Tower, 510 King's Road, North Point Hong Kong ("OCL")(collectively the "Parties").

Recitals

        WHEREAS, eVision and OCL has entered into five separate long-term debenture agreements that remain outstanding, which are specifically referenced below:

Debentures referenced:

1)	The $4,000,000 10% Convertible Debenture Due December 15, 2007 dated December 30, 1997 and all subsequent amendments between eVision and OCL;

2)	The $1,500,000 10% Convertible Debenture Due December 15, 2007 dated May 17, 1998 between eVision and OCL;

3)	The $1,000,000 10% Convertible Debenture Due December 15, 2007 dated August 5, 1998 between eVision and OCL;

4)	The $1,000,000 12% Convertible Debenture Due December 15, 2007 dated November 17, 1998 which subsequently had $160,000 in principal paid down under the “Supplemental Letter of Agreement to the $500,000 12% convertible debenture due March 24, 1999 dated September 25, 1998 and all subsequent amendments issued by eVision to Online Credit and the $1,000,000 12% convertible debenture due December 15, 2007 dated November 17, 1998 issued by eVision to Online Credit” dated May 24, 2001 between eVision and OCL; and

5)	The $589,889.00 12% Convertible Debenture Due June 4, 2006 dated June 4, 2001 between eVision and OCIL, and assigned to OCL (“2001 B-1 Debenture”).

        (collectively the “Debentures”)

        WHEREAS, eVision and OCL has entered into an Asset Purchase Agreement dated June 8, 2001, which has been subsequently amended through an Asset Purchase Agreement Extension dated June 26, 2001 moving the Effective Time of the Asset Purchase Agreement until shareholders' approval is obtained by eVision or until OCL and eVision mutually agree to terminate the Asset Purchase Agreement (“The Asset Purchase Agreement”);

        WHEREAS, these Debentures require eVision to make quarterly interest payments in stock or cash, at the discretion of OCL;

It is therefore agreed:

1.	OCL Commitment. OCL agrees to reduce the interest rate, relating to the 2001 B-1 Debenture from 12% to 2% per annum, effective June 4, 2001.

2.	eVision Commitments. In consideration of the OCL Commitment, eVision agrees to secure its performance under the Debentures with a security interest in its ownership of certain assets ("Collateral"). The Collateral shall include:

a.	all debt, equity and derivative instruments of eBanker that eVision owns, except that owned by eVision's subsidiary American Fronteer Financial Corporation, as of the date of this Agreement consisting of:

i. 1 Series A preferred share,

ii. 1,083,533 common shares,

iii. 330,000 warrants to purchase shares @ $3.00 expiring 8/11/03,

iv. 307,692 warrants to purchase shares @ $8.00 expiring 3/31/05,

v. 307,692 warrants to purchase shares @ $9.00 expiring 3/31/05, and

vi. 660,000 face value in 10% convertible debentures;

b.	all shares of Global Growth that eVision owns as of the date of this Agreement; and

c.	1,050,000 shares of Global Med that eVision owns as of the date of this Agreement.

3.	Collateral Escrow. Within a reasonable period after execution, the Collateral, along with stock powers executed in blank, will be transferred to OCL to hold pursuant to this Security Agreement.

4.	Collateral Control. Prior to default as provided in this Security Agreement, and subject to terms herein, eVision shall retain the economic and beneficial ownership of the secured shares, which make up the Collateral.

5.	Voting rights. During the term of the Debentures, and so long as eVision is not in default in the performance of any term of this agreement or in the payment of the Debentures, eVision shall have the right to exercise the voting rights (if any) attached to the Collateral.
6.	Representations. eVision makes no warranties and representations as to the restrictions upon the transfer of any secured shares. eVision represents that it has the right to transfer such shares free of any encumbrances and without obtaining the consents of the other shareholders.

7.	Adjustments. If, during the term of this Security Agreement, any share dividend, reclassification, readjustment, or other change is declared or made in the capital structure of the respective issuers of the Collateral, all new, substituted, and additional shares, or other securities, issued by reason of any such change shall be held by OCL under the terms of this agreement in the same manner as the Collateral originally secured hereunder.

8.	Warrants, rights, options, dividends, exchanges and other distributions. If, during the term of this agreement, subscription warrants, rights, options, exchanges or other non-cash distributions (“Non-Cash Distributions”) are issued in connection with the Collateral, eVision shall immediately secure such assets to OCL in the same manner as the Collateral secured hereunder.

If any Non-Cash Distributions are exercised by eVision, all new shares or other securities and instruments so acquired by eVision shall be immediately be collateralized under the terms of this agreement in the same manner as the Collateral originally secured hereunder. The respective exchange values stipulated in Section 10 will increase by the cash proceeds contributed by eVision to exercise the Distribution.

During the term of this agreement, all dividends and other amounts paid by the securities underlying the Collateral shall be paid to OCL and offset against the interest and principal of Debenture. The respective exchange values stipulated in Section 10 will decrease by the dividend amount.

9.	Payment of Debentures; Term of Security. Upon payment of the principal and interest of the Debentures, OCL shall deliver or transfer to eVision all the Collateral including new shares, securities or other instruments received by OCL pursuant to article 3 and 7, above as a result of its security interest in the Collateral. This Security Agreement’s term elapses upon the earlier of full payment of the principal and interest of the Debentures or when the Asset Purchase Agreement is approved by shareholders of eVision.

10.	Default. If eVision defaults in the performance of any terms of this agreement, or in the payment of the principal or interest of the Debentures, OCL shall provide eVision with a fourteen (14) day written notice to cure. If eVision fails to cure during this period, OCL shall have the rights and remedies provided in the Uniform Commercial Code in force in the State of Colorado at the date of this agreement, as well as any remedies in the Debentures. In an event of default, OCL shall also have the right, but not the obligation, to exchange:

a.	eVision‘s ownership of securities listed under article 2(a) for $5,518,416 of the Debentures and/or the Debenture‘s unpaid accrued interest;

b.	eVision‘s ownership of securities listed under article 2(b) for $1,000,000 of the Debentures and/or the Debenture‘s unpaid accrued interest; and/or

c.	eVision’s ownership of securities listed under article 2(c) for an amount equal to 1,050,000 multiplied by the average of the last 10 daily closing prices of Global Med Technologies, Inc. at the time of the exchange, discounted 10% if the securities are restricted at the time of the exchange, of the Debentures and/or the Debenture’s unpaid accrued interest.

If eVision defaults in the performance of any term of this agreement, or in the payment of principal or interest of the Debentures, and OCL elects to exercise the right to exchange as listed above in this Section 10, but the outstanding principal and interest is less than the exchange values listed above, OCL shall pay eVision the difference between the exchange values listed above and the outstanding Debentures’ principal and interest.

11.	Asset Substitution. eVision will inform OCL if it intends to enter into any transaction involving change of ownership, or any other loss of control, of any of the Collateral. OCL will have the right to review and approve the transaction. OCL agrees that their approval will not be unreasonably withheld or delayed. The asset arising out of the transaction will substitute and replace the transacted Collateral if it is non-cash and it will be used to reduce the interest and principal of the debenture if it is cash.

12.	Transfer. In the event of default, eVision appoints OCL its attorney to arrange for the transfer of the record, beneficial and economic ownership of the Collateral in the respective issuer’s books to the name OCL designates. OCL shall hold the secured shares as security for the repayment of the Debentures, and shall not encumber or dispose of the shares except as provided herein.

13.	Restrictions. Upon transfer, OCL recognizes that OCL may be unable to effect a public sale of all or a part of the Collateral consisting of securities by reason of certain prohibitions contained in the Securities Act of 1933, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. OCL agrees that private sales so made may be at prices and other terms less favorable to the seller than if such securities were sold at public sales.

14.	Liability Disclaimer. Under no circumstances whatsoever shall OCL be deemed to assume any responsibility for or obligation or duty with respect to any part or all of the Collateral, of any nature or kind whatsoever, or any matter or proceedings arising out of or relating thereto. OCL shall not be required to take any action of any kind to collect or protect any interest in the Collateral, including but not limited to any action necessary to preserve its or eVision’s rights against prior parties to any of the Collateral. OCL shall not be liable or responsible in any way for any diminution in the value of the Collateral, or for any act or default as agent or bailee. OCL’s prior recourse to any part of all of the Collateral shall not constitute a condition of any demand for payment or of any suit or other proceeding for collection.

15.	Nonwaiver. No failure or delay on the part of the Parties in exercising any of its rights and remedies hereunder or otherwise shall constitute a waiver thereof, and no single or partial waiver by the Parties of any default or other right or remedy which it may have shall operate as a waiver of any other default, right or remedy or of the same default, right or remedy on a future occasion.

16.	Modification. No provision hereof shall be modified, altered or limited except by an instrument in writing expressly referring to this Security Agreement and to the provision so modified or limited, and executed by the Parties.

17.	Authorization. The execution and delivery of this agreement has been authorized by the Boards of Directors of the Parties and by any necessary vote or consent of stockholders of the Parties.

18.	Binding Effect. This agreement shall be binding upon the Parties' respective successors and assigns and shall, together with the rights and remedies of OCL hereunder, inure to the benefit of OCL and its successors, endorsees and assigns.

19.	Headings. Headings in this agreement are only for convenience and shall not be used to interpret or construe its provisions.

20.	Governing law. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado.

21.	Counterparts. This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.	Severability. If any term of this agreement is held to be invalid, illegal or unenforceable, such determination shall not affect the validity of the remaining terms.

In witness whereof the Parties have executed this agreement as of the date first written.

EVISION USA.COM, INC.                                                            ONLINE CREDIT LTD.

By: /s/ Robert H. Trapp                                                                   By:  /s/ Fai Chan

Title: Managing Director                                                                  Title:  Chief Operating Officer